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                                   CAYENTA.COM
                          MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made and effective as of August 25, 1999, between CAYENTA.COM ("Provider"), and SOLIANCE NETWORKS, a Delaware limited liability company (the "Company"). (Each of the Provider and the Company are referred to herein as a "Party" and collectively as the "Parties").

     WHEREAS, the Company has been formed as a limited liability company, and the Members of the Company have entered into a limited liability company agreement dated as of the date hereof (the "Limited Liability Company Agreement"); and

     WHEREAS, the Limited Liability Company Agreement provides that Provider and the Company shall enter into an agreement pursuant to which Provider will provide certain corporate services to the Company; and capitalized terms used but not defined herein shall have the respective meanings set forth in the Limited Liability Company Agreement; and

     NOW, THEREFORE, the Parties agree as follows:

     1. CORPORATE SERVICES. Subject to the terms and conditions of this Agreement, as modified from time to time by mutual agreement, Provider agrees to provide and deliver, or cause to be provided or delivered, to the Company by itself and by Affiliates and third parties, and the Company agrees to purchase certain technical, administrative, management support and other services of the type provided by Provider and its Affiliates, the nature and type of such services to be as provided in Exhibit A hereto, and as otherwise mutually agreed upon by the Parties (collectively, the "Corporate Services").

          (a) Provider hereby represents, warrants and covenants that its performance of the Corporate Services including without limitation any instruction it provides to the Company during any Provider Transition Period (as defined in Section 6) herein shall be in accordance with professional and industry standards customary for services of a similar nature, and in compliance with all applicable laws, rules and regulations.

          (b) If a Member has received written notice from the Company that such Member's performance of Corporate Services has consistently failed to meet the intent of this Agreement and/or as contemplated by the Limited Liability Company Agreement and such Member fails to adequately address or cure such concerns within thirty (30) days of such notice, or in the event that special skills or services are required that are not possessed by any Member, then upon an affirmative vote of at least two of the Managing Members of the Company, Corporate Services for a particular project may be bid out to third parties. In the event of such bid, Provider shall have a right to match the terms and conditions of the most favorable bid from a recognized, qualified provider of such services. If the Provider elects to match the most favorable bid, the Provider must notify


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the Company in writing within thirty days. If the Provider fails to notify the
Company of its election to match the most favorable bid, the Company may contract with the third party on the terms and conditions set forth in the most favorable bid.

     2. CHARGES FOR CORPORATE SERVICES

          (a) During the term of this Agreement, except as provided in
Section 6(a)(ii) with regard to the Withdrawing Member Transition Period, and subject in all respects to any guidelines adopted by the Company's Members Committee pursuant to Section 4.02(d)(iii) of the Limited Liability Company Agreement (the "Guidelines") Provider shall charge the Company for Corporate Services. Such charges shall compensate Provider at Provider's usual and customary market rates (i.e. rates that would be charged to an unaffiliated third party); however, Provider will use good faith, diligent efforts to minimize costs to the Company and to assign its best available resources to promote and accomplish the Company's projects and objectives.

          (b) Provider shall notify the Company in writing of the compensation due for the Corporate Services during the preceding two-week period. Should the Company not pay said sum, or any part thereof, within 30 calendar days from the day of receipt of the invoice (i) interest at the Interest Rate shall be additionally due and owing on the unpaid balance from the date past due and (ii) Provider shall, effective 30 days following the delivery of written notice to the Company, have no further obligation pursuant to this Agreement to make available to the Company Corporate Services until such unpaid balance plus all accrued interest shall have been paid; provided, however, that Provider shall not be relieved of any of its obligations pursuant to this Agreement if, following the delivery of written notice pursuant to this clause (ii) but prior to 30 days following such delivery, the Company shall deliver to Provider written notice setting forth in reasonable detail why the Company in good faith believes no unpaid amount is owed pursuant to this Agreement. The Company shall notify Provider of any billing items in question. Provider will review the items in question and resolve any differences with the Company. In the event any amount that was paid by the Company was not properly owed, then within 30 days after the delivery of such notice, the Company shall be reimbursed that amount with interest at the Interest Rate from the date the original payment was received until the adjustment was refunded. Upon the termination of this Agreement, Provider will bill the Company for the actual costs incurred since the last billing under the terms and conditions mentioned above.

          (c) In the event Corporate Services can be provided by more than one Member, the Members will mutually resolve what is the best result for Company. In the event there is no timely resolution, the Company may bid the work among the Members or as provided in Section 1(b). If subsequent to the date hereof a Member develops the ability to provide Corporate Services provided by another Member, the Member which originally provided such Corporate Services to the Company shall have preference in providing such services to the Company.

          (d) The Company reserves the right to designate its own employee representative, or its contractual representative, who shall have the right to audit and to


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examine any cost, payment, settlement, or supporting documentation charged to the Company pursuant to Section 2 of this Agreement. Any such audit shall be undertaken at the expense of the party requesting such audit at reasonable times and in conformance with generally accepted auditing standard. The Company and Provider shall fully cooperate with any such audit. The right to audit shall extend during the term of this Agreement and for a period of two years following the date of final payment by the Company to Provider, Provider and its respective Affiliates shall retain all necessary records and documentation for two years or such longer period as may be required by order, law, regulation or rule after the year to which they pertain. Provider will be notified in writing of any exception taken as a result of an audit. In the event that the parties agree that the Company has been overcharged, Provider will refund the agreed upon amount plus interest to the Company within 30 days (or, alternatively, with prior approval of the Company, deduct the dollar amount from the next invoice submitted to the Company). In the event agreement is not reached within 30 days of delivery of the notice referred to above, the matter shall be referred to the Auditors who shall decide such matter within 60 days of such referral. The fees of the Auditors in connection with such matter shall be paid by the party against which the Auditors decide. Interest will be computed at the Interest Rate from the date the excess payment was made by the Company until the repayment or offset was made.

     3. TERM OF AGREEMENT. This Agreement shall be effective as of the date hereof and shall continue until the earlier of (i) termination pursuant to
Section 6 or (ii) dissolution of the Company and the distribution of all Customer Contracts of the Company in accordance with Article XI of the Limited Liability Company Agreement.

     4. STAFFING OF PERSONNEL. Provider shall assign its experienced, knowledgeable and competent personnel to perform the Corporate Services. Company projects and customers shall receive the highest priority of assigned personnel, including scheduling and performance.

     5. CONFIDENTIALITY. The parties agree that the confidentiality obligations set forth in Section 14.04 of the Limited Liability Company Agreement shall bind them with respect to all information furnished or obtained in connection with this Agreement. The obligations of the parties under this Section 5 shall survive the expiration of termination of this Agreement for so long as such obligations are in effect under the Limited Liability Company Agreement.

     6. TERMINATION.

          (a) In the event that Provider or its Affiliates shall cease to be a Member for any reason, this Agreement shall remain in effect for so long as may be requested by the Company in writing, but no more than eighteen (18) months after the effective date of such withdrawal (the "Provider Transition Period"); provided, that the Company shall give Provider not less than 10 days' notice during the Provider's Transition Period of any such termination hereof, and such termination may be for any reason or no reason in the Company's discretion.


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               (i) During the Provider Transition Period, the Provider shall continue to provide Corporate Services to the Company hereunder in a manner consistent with and at the same level of effort as prior to such withdrawal.

               (ii) During the Provider Transition Period, as part of the Corporate Service, the Provider shall also use commercially reasonable efforts to instruct the Company, through a reasonable number of designees of the Company, how to perform the Corporate Services with a view to enabling the Company to perform such services by itself and on its own behalf prior to the end of the Provider Transition Period at a level and with a quality commensurate with the Corporate Services provided by Provider prior to the date of withdrawal. The level and quality of instruction shall be no less than that given by Provider to its own personnel and, unless otherwise agreed, Provider shall provide such instruction at the principal place where Provider performs the Corporate Services, during regular business hours.

               (iii) During the Provider Transition Period, the Company shall pay the Provider a fee equal to 105% of the charges that would otherwise apply under Section 2(a), and the Provider and the Company shall otherwise each be responsible for all costs and expenses (including costs of instructional materials and allocable overhead) that they respectively incur hereunder under the Provider Transition Period.

          (b) If either party shall fail to perform in any material respect any of its obligations under this Agreement, whether voluntarily or involuntarily or as a result of any law or regulation or otherwise (the "Defaulting Party"), the other party (being the "Non-Defaulting Party") shall have the option to terminate this Agreement upon 30 days written notice to the Defaulting Party specifying the respects in which the Defaulting Party has so failed to perform its obligations under this Agreement, unless (i) during such period the Defaulting Party shall have remedied the default therein specified or (ii) the Defaulting Party shall have notified Non-Defaulting Party that it objects to the notice of default. If the Defaulting Party shall have made such an objection, as soon thereafter as is practicable, representatives of both parties shall meet to attempt to resolve the dispute. In the event a resolution cannot be reached, the matter shall be finally settled in accordance with Section 17.09 of the Limited Liability Company Agreement.

          (c) The provisions of Section 5, 9, 10 and 11 shall survive the termination hereof.

     7. INDEPENDENT CONTRACTOR STATUS. Provider shall render and perform the Corporate Services as an independent contractor.

     8. SUBCONTRACTOR OF SERVICES. Provider will not subcontract to any third party (other than one or more of its Affiliates or other person under common control with Provider) the performance of any Corporate Service without prior written consent by the Company, which shall not be unreasonably withheld. Each proposed subcontractor shall, as a condition to its performance of Corporate Services, consent and agree to comply with the terms and conditions of this Agreement, including, but not limited to, Section 5


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of this Agreement and such other terms and conditions as the Company may reasonably determine.

     9. RESULTS OF SERVICES.

          (a) All business procedures, marketing techniques, know-how and data resulting from the performance of the Corporate Services (collectively, "Know-how" shall be and remain the exclusive property of the Company; provided, however, that (i) Know-how shall not include any such procedures, techniques know-how or data that (x) the Provider practiced or possessed prior to the date hereof or (y) Provider may develop during the term hereof other than for use in connection with the Corporate Services, except to the extent that any such procedures, techniques, know-how or data are incorporated into or used in connection with the Corporate Services, and (ii) the Provider shall retain the right to the general and non-competitive use of Know-how, as well as the general knowledge included in the Know-how, as may be applicable in its own business and operation.

          (b) Nothing herein shall be construed to grant either party any right or license to use any of the other party's confidential information except as specifically provided herein, or any right or license under any patent, trade secret, copyright, trademark or other proprietary right now or hereafter owned or developed by the other party (unless jointly owned or developed), all of which rights and licenses are expressly reserved.

          (c) To the extent that the Corporate Services are incorporated into services or products provided by the Company to its customers as a "work made for hire" or if the Company is required to transfer any ownership rights to Know-how to its customers, Company shall use good faith, diligent efforts to retain for the benefit of Provider the same use rights in Know-how as retained in subsection (a) above.

     10. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PROVIDER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE QUALITY OF CORPORATE SERVICES TO BE PROVIDED HEREUNDER,
MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

     11. INDEMNIFICATION.

          (a) The Provider shall defend, indemnify and hold harmless the Company and all its officers, agents and employees from and against any and all liabilities, damages, loses, claims, suits, proceedings, demands, recoveries, costs and expenses (including, without limitation, the reasonable fees and expenses of in-house and outside legal counsel, litigation expenses, and court costs) ("Indemnified Matters") to the extent that the Indemnified Matters arise out of or relate to or are alleged to arise out of or be related to (i) the Provider's breach of its obligations under this Agreement,
(ii) any personal injury, death or property damage that arises out of or relates to or is alleged to

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arise out of or relate to Corporate Services, (iii) any breach of or failure by Provider to comply with, any applicable law, regulation, rule or order in connection the Corporate Services, (iv) any claim that any Know-how provided to the Company by the Provider or the Company's use or possession of any such Know-how infringes or violates the United States patent, copyright, trade secret or other proprietary right of any third party or (v) any claim by a subcontractor or agent of Provider. Notwithstanding the foregoing, Provider shall not be responsible for or liable to Company for any infringement of a third party's intellectual or other property right arising out of: (i) Company's use of the Know-how (other than Know-how provided for in (iv) above), to perform any particular business function if such use infringes a third party's U.S. patent; (ii) Company's use of any third party software or equipment, (iii) modifications, enhancements or alterations of materials delivered hereunder not produced by Provider; or (iv) Provider's adherence to Company's or its customer's specific instructions.

          (b) The Company shall defend, indemnify any hold harmless the Provider and all its officers, agents and employees from and against any and all liabilities, damages, loses, claims, suits, proceedings, demands, recoveries, costs and expenses (including, without limitation, the reasonable fees and expenses of counsel, litigation expenses, and court costs) ("Company Indemnified Matters") to the extent the Company Indemnified Matters arise out of or relate to, or are alleged to arise out of or related to use by the Company of any of the Corporate Services in accordance with their terms of this Agreement.

     12. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING INDEMNIFICATION OBLIGATIONS), EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR EXCEPT PURSUANT TO SECTIONS 11(a)(ii), (iii) or (iv)

     13. NOTICE . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by reputable overnight courier, by telecopier or by registered or certified mail (postage prepaid, return receipt requested), as follows:

               (i) If given to the Company, at the Company's address provided on Schedule 2.01 of the Limited Liability Company Agreement or such other address as the Company may hereafter designate in writing; or

               (ii) If given to Provider at the address provided on Schedule
2.01 of the Limited Liability Company Agreement or at such other address as Provider may hereafter designate by written notice to the Company.

     14. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, and will not issue any such press release or make any such public statement prior to such

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consultation, and, except as may be required by applicable law, will not issue any such press release or make any such public statement without the prior consent of the other party.

     15. CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, assigns and Affiliates.

     17. INTERPRETATION THROUGHOUT THIS AGREEMENT. Nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references hereto to "Sections" shall refer to corresponding provisions of this Agreement.

     18. SEVERABILITY. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby so consummated as originally contemplated to the fullest extent possible.

     19. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     20. INTEGRATION: CONSTRUCTION. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understanding pertaining thereto. The terms of this Agreement shall control in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any attachments, schedules, annexes or exhibits hereto. The terms of the Limited Liability Company Agreement shall control in the event of any conflict or inconsistency between the terms of this Agreement and the terms thereof.

     21. GOVERNING LAW: SUBMISSION TO JURISDICTION.

          (a) This Agreement shall be governed by, and construed in accordance with the laws of the State of California.

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          (b) Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be resolved in accordance with Section 17.09 of the Limited Liability Company Agreement.

     22. EXPENSES. Each party will bear its own costs and expenses, including brokers, or finders, fees, if any, incurred in connection with the preparation and execution of this Agreement.

     23. FURTHER ASSURANCES. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

     24. AMENDMENTS AND WAIVERS: ASSIGNMENT.

          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (c) Except as provided in this Agreement, this Agreement shall not be assigned by either party and no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     25. NO THIRD PARTY BENEFICIARIES. No person or entity other than a party shall have any rights or remedies under this Agreement.


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     26. Headings. The headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have entered into this Management Services Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first written above.

                                   CAYENTA.COM


                                        By:     /s/ Gene W. Ray
                                               ---------------------------------
                                        Name:     Gene W. Ray
                                               ---------------------------------
                                        Title:     Chairman
                                               ---------------------------------


                                        By:     /s/ Dale Kelly-Cochran
                                               ---------------------------------
                                        Name:     Dale Kelly-Cochran
                                               ---------------------------------
                                        Title:     President
                                               ---------------------------------


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                                   CAYENTA.COM
                          MANAGEMENT SERVICE AGREEMENT
                                    EXHIBIT A

Corporate Services to be provided by Cayenta.Com are as follows:

-    PRODUCT DEVELOPMENT

     - Design, develop and maintain all interfaces between legacy systems, ERP software, and custom application components.

     - Design, develop integrate and maintain the service bureau architecture to include networks, servers, and infrastructure software.

     - Design, develop, maintain and manage all infrastructure-related software repositories to include EFX

     - Design, develop and maintain custom software components which augment standard software packages.

     - Design, develop and maintain Internet extensions to the Company's basic service bureau offering.

-    Business Planning


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